Exhibit (d)(3)(C)

Notice of Termination of Subadvisory Agreement as to the

Short Term Bond Trust

(a Series of John Hancock Trust)

Declaration Management & Research LLC

Notice is hereby given pursuant to Section 7 of the Subadvisory Agreement (the “Agreement”) dated April 29, 2005, as amended, between John Hancock Investment Management Services, LLC and Declaration Management & Research LLC (“Declaration”) that the Agreement as to the Short Term Bond Trust is terminated effective as of the close of business on April 30, 2010. The Agreement will continue to remain in effect as to all other portfolios listed in Appendix A to the Agreement on and after April 30, 2010.

Executed this 29th day of April, 2010.

John Hancock Investment Management Services, LLC

By:	/s/ Bruce R. Speca
Bruce R. Speca, EVP, IMS

Declaration hereby waives its right to 60 days notice of such termination as provided for in Section 7 of the Agreement.

Declaration Management & Research LLC

By:	/s/ William P. Callan
William P. Callan, President